Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 7, 2007 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Multi-Color Corporation on Form 10-K for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Multi-Color Corporation on Forms S-8 (File No. 333-137184, effective September 8, 2006, File No. 333-129151, effective October 20, 2005, File No. 333-113960, effective March 26, 2004, File No. 333-81260, effective January 23, 2002 and File No. 333-42487, effective December 18, 1997).

/s/ Grant Thornton LLP

Cincinnati, Ohio
June 7, 2007